IDEX II SERIES FUND
                ON BEHALF OF IDEX II AGGRESSIVE GROWTH PORTFOLIO

                          INVESTMENT COUNSEL AGREEMENT

        This Agreement is entered into as of September 30, 1994, between INTERSECURITIES, INC., a Delaware corporation (referred to herein as "ISI"), and FRED ALGER MANAGEMENT, INC., a New York corporation (referred to herein as "Fred Alger").

        WHEREAS, ISI entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated September 30, 1994, with IDEX II Series Fund, a Massachusetts business trust (referred to herein as the "Fund") on behalf of the IDEX II Series Fund Aggressive Growth Portfolio (the "Portfolio"), under which ISI has agreed, among other things, to act as investment adviser to the Fund.

        WHEREAS, the Advisory Agreement provides that ISI may engage Fred Alger to furnish investment information and advice to assist ISI in carrying out its responsibilities under the Advisory Agreement as investment adviser to the Portfolio.

        WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by Fred Alger to ISI and the terms and conditions under which such services will be rendered.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Services of Fred Alger. Fred Alger shall act as investment counsel to ISI. In this capacity, Fred Alger shall have the following responsibilities:

     (a) to furnish continuous investment information, advice and recommendations to ISI as to the acquisition, holding or disposition of any or all of the securities or other assets which the Portfolio may own or contemplate acquiring from time to time;

     (b) to cause its officers to attend meetings of ISI or the Fund and furnish oral or written reports, as ISI may reasonably require, in order to keep ISI and its officers and the Trustees of the Fund and appropriate officers of the Fund fully informed as to the condition of the investment portfolio of the Portfolio, the investment recommendations of Fred Alger, and the investment considerations which have given rise to those recommendations;

     (c) to furnish such statistical and analytical information and reports as may reasonably be required by ISI from time to time; and

     (d) to supervise the purchase and sale of securities as directed by the appropriate officers of the Fund or of ISI.

     2. Obligations of ISI. ISI shall have the following  obligations under this
Agreement:

     (a) to keep Fred Alger continuously and fully informed as to the composition of the Portfolio's investment portfolio and the nature of the Portfolio's assets and liabilities from time to time;

     (b) to furnish Fred Alger with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange;

     (c) to furnish Fred Alger with copies of the Fund's Declaration of Trust, By-laws, and current registration statement and any amendments thereto applicable to the Portfolio, together with any further materials or information which Fred Alger may reasonably request to enable it to perform its functions under this Agreement; and

     (d) to compensate Fred Alger for its services under this Agreement by the payment of fees equal to (i) 40% of the fees received by ISI pursuant to Section 6 of the Advisory Agreement for services rendered by ISI to the Portfolio during the term of this Agreement, less (ii) 40% of any amount reimbursed to the Portfolio by ISI pursuant to the provisions of Section 8 of the Advisory Agreement. The parties hereto expressly agree that in the event that for any applicable period (ii) is greater than (i), Fred Alger shall not receive a fee for that period but that Fred Alger shall not be obligated to pay ISI to the extent that (ii) exceeds (i) for the period. In the event that this Agreement shall be effective for only part of a period to which any such fee received by ISI is attributable, then an appropriate proration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to Fred Alger hereunder shall be payable upon receipt by ISI from the Portfolio of fees payable to ISI under Section 5 of the Advisory Agreement.

     3. Treatment of Investment Advice. ISI shall treat the investment information, advice and recommendations of Fred Alger as being advisory only, and shall determine the extent to which such advice and recommendations shall be passed on to the Portfolio or incorporated in investment advice by ISI to the Portfolio. ISI may direct Fred Alger to furnish its investment information, advice and recommendations directly to officers or Trustees of the Fund.

     4. Purchases by Affiliates. Neither Fred Alger nor any of its officers or Directors shall take a long or short position in the securities issued by the Fund. This prohibition, however, shall not prevent the purchase from the Fund of shares issued by the Fund by the officers and Directors of Fred Alger (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted in the Fund's current prospectus in accordance with Section 22(d) of the Investment Company Act of 1940.

     5. Liability of Fred Alger. Fred Alger may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the Investment Company Act of 1940, neither Fred Alger nor its officers, directors, employees or agents shall be subject to any liability to the Fund or any shareholders of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

     6. Compliance With Laws. Fred Alger represents that it is, and will continue to be throughout the term of this Agreement, an investment adviser registered under all applicable federal and state laws. In all matters relating to the performance of this Agreement, Fred Alger will act in conformity with the Fund's Declaration of Trust, Bylaws, and current registration statement applicable to the Portfolio and with the instructions and direction of ISI and the Fund's Trustees, and will conform to and comply with the Investment Company Act of 1940, as amended (the "1940 Act") and all other applicable federal or state laws and regulations.

     7. Termination. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. This Agreement may be terminated at any time, without penalty, by ISI or by the Fund by giving 60 days' written notice of such termination to Fred Alger at its principal place of business, provided that such termination is approved by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund. This Agreement may be terminated at any time by Fred Alger by giving 60 days' written notice of such termination to the Fund and ISI at their respective principal places of business.

     8. Non-exclusivity. ISI agrees that the services of Fred Alger are not to be deemed exclusive and that Fred Alger and its affiliates are free to act as investment adviser and to provide other services to various investment companies and other managed accounts, except as ISI and Fred Alger may otherwise agree from time to time in writing. Except as provided in Section 4, this Agreement shall not in any way limit or restrict Fred Alger or any of its officers, directors, employees or agents from buying, selling or trading any securities or other instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by Fred Alger of its duties and obligations under this Agreement. ISI recognizes and agrees that Fred Alger may provide advice to or take action with respect to other clients, which advice or action, including the timing or nature of such action, may differ from or be identical to advice given or action taken with respect to the Fund. Fred Alger shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or ISI in any way or be deemed an agent of the Fund or ISI.

     9. Proprietary Rights. ISI agrees and acknowledges that Fred Alger is the sole owner of the name and mark "Alger" and that all use of any designation consisting in whole or part of "Alger" (an "Alger Mark") under this Agreement shall inure to the benefit of Fred Alger. ISI on its own behalf and on behalf of the Fund agrees that it shall provide Alger with copies of all disclosure documents, advertisements and sales literature which uses an Alger mark or makes representations regarding Fred Alger at least five (5) business days in advance of such use. Upon termination of this Agreement for any reason, ISI shall cease, and ISI shall use its best efforts to cause the Fund to cease, all use of any "Alger" Mark(s) as soon as reasonably practicable.

     10. Assignment. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) and the rules thereunder of the 1940 Act) of this Agreement.

     11. Term. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for one year from the date hereof and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as the term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

     12. Amendments. This Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act) and the approval by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted in accordance with the 1940 Act.

     13. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                    FRED ALGER MANAGEMENT, INC.
/s/ Nancy K. Staple                              /s/ Gregory Duch
_________________________                  BY:_________________________________
Secretary                                  Title: Chief Financial Officer

ATTEST:                                    INTERSECURITIES, INC.
/s/ William H. Geiger                        /s/ John R. Kenney
_________________________                  BY:_________________________________
William H. Geiger, Secretary                  John R. Kenney
                                              Chairman of the Board